UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                    FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Section 13 or 15(d) of the Securities Exchange Act of 1934.



                                                 Commission File Number O-1307



                       SOUTHEASTERN MICHIGAN GAS COMPANY
            (Exact name of registrant as specified in its charter)

                               2915 Lapeer Road
                          Port Huron, Michigan 48060
                                (810) 987-7900
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                          Cumulative Preferred Shares
           (Title of each class of securities covered by this Form)

                                     None
          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)   [X]              Rule 12h-3(b)(1)(ii)   [ ]
      Rule 12g-4(a)(1)(ii)   [ ]               Rule 12h-3(b)(2)(i)   [ ]
       Rule 12g-4(a)(2)(i)   [ ]              Rule 12h-3(b)(2)(ii)   [ ]
      Rule 12g-4(a)(2)(ii)   [ ]                        Rule 15d-6   [ ]
       Rule 12h-3(b)(1)(i)   [X]

     Approximate number of holders of record as of the certification or notice date: 281.

     Pursuant to the requirements of the Securities Exchange Act of 1934 Southeastern Michigan Gas Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: 11/15/96                         BY:  Robert F. Caldwell
                                            President and C.E.O.